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                                                                    EXHIBIT 23.8


                                    CONSENT
                                    -------

We hereby consent to the reference to our name as having reviewed certain Mattel, Inc. accounting treatments in connection with a report by the law firm of Davis Polk Wardwell in the last paragraph under the caption "Special Considerations" in the Prospectus dated February 14, 1997, included in the Registration Statement of Mattel, Inc. In giving such consent, we do not thereby admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or in the category of persons whose consent is required under Section 7 of such Act.


                                              /s/ Ernst & Young LLP


New York, NY
February 14, 1997